EXHIBIT 99.1

REVISION TO HISTORIAL FINANCIAL MEASURES AND OTHER SUPPLEMENTAL INFORMATION

We reviewed and evaluated the structure of the treatment of Ryder’s sale-leaseback transactions and determined that off-balance sheet treatment was not appropriate for the current, as well as similar prior year transactions. For a discussion on the change in treatment, refer to Note (A), “General,” in the Notes to Consolidated Condensed Financial Statements to the Form 10-Q for the quarter ended June 30, 2015. We have revised certain financial measures, including non-GAAP financial measures, and other supplemental information impacted by the change in treatment that may be useful to investors and are similar to the types of information periodically provided to investors. Revised information in this Exhibit 99.1 is provided for the years 2012 through 2015 for affected periods to reflect such change in treatment. We have not revised the financial information in years prior to 2012. The non-GAAP financial measures and accompanying reconciliations provided in this Exhibit 99.1 include comparable earnings from continuing operations before taxes, comparable earnings from continuing operations, comparable earnings per diluted common share, comparable tax rate, adjusted return on average capital, total cash generated, free cash flow, total obligations, total obligations to equity, FMS operating revenue and FMS EBT as a percentage of operating revenue.

Note Regarding Forward Looking Statements

Certain statements and information included in this Exhibit 99.1 are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding capital expenditures. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of higher pricing, fluctuations in market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Capital Expenditures Revised for Affected Periods

	Forecast (1)
	2015	2014	2013
	( $ Millions)
Full service lease	$1,950	$1,733	$1,807
Commercial rental	530	415	274
Operating property and equipment	150	150	86
Gross capital expenditures	2,630	2,298	2,167
Less: Proceeds from sales (primarily revenue earning equipment)	450	497	452
Net capital expenditures	$2,180	$1,801	$1,715

(1)	Forecast was issued on 4/22/15 and has not been subsequently confirmed or revised.

Earnings, EPS, EBT and Tax Rate from Continuing Operations Reconciliations Revised for Affected Periods

	FY14	FY14	FY14	FY13	FY13	FY12
	Earnings	EBT	Tax	Earnings	EBT	EPS
	($ Millions or $ Earnings Per Share)
Reported	$220.2	$338.3	$118.0	$243.3	$369.0	$3.90
Non-operating pension costs	5.4	9.8	4.4	14.3	24.3	0.37
Pension settlement charges	7.6	12.6	4.9	1.7	2.8	—
Pension lump sum settlement charge	61.3	97.2	35.9	—	—	—
Restructuring and other charges/(recoveries), net	1.5	2.4	0.8	(0.4)	(0.5)	0.11
Acquisition-related tax adjustment	1.8	1.8	—	—	—	—
Acquisition transaction costs	0.4	0.6	0.1	—	—	—
Consulting fees	0.3	0.4	0.1	—	—	—
Tax benefits	(1.8)	—	1.8	—		(0.08)
Superstorm Sandy vehicle-related (recoveries)/ losses	—	—	—	(0.4)	(0.6)	0.10
Foreign currency translation benefit	—	—	—	(1.9)	(1.9)	—
Comparable (1)	$296.9	$463.0	$166.1	$256.6	$393.1	$4.40

(1)
The company uses Comparable Earnings, Comparable Earnings per Share (EPS), Comparable Earnings Before Income Tax (EBT) and Comparable Tax Rate, all from Continuing Operations, which are non-GAAP financial measures. These measures provide useful information to investors because they exclude from Earnings, EPS, EBT and Tax Rate from Continuing Operations non-operating pension costs, which we consider to be those impacted by financial market performance and outside the operational performance of the business, and other significant items that are unrelated to our ongoing business operations.

Adjusted Return on Capital Reconciliation Revised for Affected Periods

	2012	2013	2014	2Q14	2Q15
	($ Millions)
Net earnings (1)	$210	$238	$218	$259	$233
Restructuring and other charges, net and other items	17	(2)	115	2	120
Income taxes	91	126	118	139	126
Adjusted earnings before income taxes	318	363	451	400	479
Adjusted interest expense (2)	144	141	145	142	149
Adjusted income taxes (3)	(167)	(177)	(214)	(192)	(226)
Adjusted net earnings	$295	$327	$383	$350	$403

Average total debt (4)	$3,778	$4,015	$4,653	$4,322	$4,851
Average off-balance sheet debt (4)	2	1	2	2	2
Average total shareholders' equity (4)	1,406	1,594	1,926	1,802	1,888
Average adjustments to shareholders' equity (5)	(3)	(2)	8	(2)	18
Adjusted average total capital	$5,182	$5,600	$6,589	$6,124	$6,758

Adjusted return on capital	5.7%	5.8%	5.8%	5.7%	6.0%

Adjusted return on shareholder's equity	14.9%	14.9%	11.3%	14.4%	12.3%

	Fleet Management Solutions
	2013	2014
	($ Millions)
Net earnings (1)	$227	$284
Restructuring and other charges, net and other items	(19)	(6)
Income taxes	117	150
Adjusted earnings before income taxes	325	428
Adjusted interest expense (2)	143	147
Adjusted income taxes (3)	(160)	(196)
Adjusted net earnings	$207	$378

Average total debt (4)	$4,039	$4,686
Average off-balance sheet debt (4)	—	—
Average total shareholders' equity (4)	1,263	1,567
Average adjustments to shareholders' equity (5)	(8)	(36)
Adjusted average total capital	$5,294	$6,217

Adjusted return on capital	5.8%	6.1%

(1)	Earnings calculated based on a 12-month rolling period.

(2)	Interest expense includes interest for on and off-balance sheet vehicle obligations.

(3)	Income taxes were calculated by excluding taxes related to comparable earnings items and interest expense.

(4)	The average is calculated based on the average GAAP balances.

(5)	Represents comparable earnings items for those periods.

Cash Flow Reconciliation Revised for Affected Periods

	12/31/2012	12/31/2013	12/31/2014
	($ Millions)
Cash provided by operating activities from continuing operations	$1,160	$1,252	$1,383
Proceeds from sales (primarily revenue earning equipment)	413	452	497
Collections of direct finance leases	72	71	66
Other, net	—	8	(1)
Total cash generated	1,645	1,783	1,944

Capital expenditures (1)	(2,133)	(2,123)	(2,259)
Free cash flow (2)	$(384)	$(340)	$(315)

Memo:
Depreciation expense	$962	$984	$1,058

(1)	Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

(2)	Free Cash Flow excludes acquisitions and changes in restricted cash.

Debt to Equity Reconciliation Revised for Affected Periods

		% to		% to		% to
	12/31/2012	Equity	12/31/2013	Equity	6/30/2014	Equity
	($ Millions)
Balance sheet debt	$3,993	272%	$4,295	227%	$4,817	245%

PV of minimum lease payments under operating leases for vehicles	1		2		2

Total obligations (1)	$3,994	272%	$4,297	227%	$4,819	245%

Equity	1,467		1,897		1,965

(1)	Total obligations include the present value of minimum lease payments under operating leases. These amounts are immaterial.

Business Segments Revised for Affected Periods

	2014	2013
Fleet Management Solutions:	($ Millions)
Earnings before tax (1)	$434	$344
Operating revenue	3,631	3,424
Total revenue	4,656	4,495

Segment EBT as a % of operating revenue	11.9%	10.1%
Segment EBT as a % of total revenue	9.3%	7.7%

(1)	Our primary measure of segment financial performance excludes unallocated CSS, non-operating pension costs, pension buyout costs, restructuring and other charges, net and other items.